UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 30, 2018

PBF LOGISTICS LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36446	35-2470286
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

(Address of the Principal Executive Offices) (Zip Code)

(973) 455-7500

(Registrant’s Telephone Number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Revolving Credit Facility

On July 30, 2018, PBF Logistics LP (the “Partnership”) entered into a $500.0 million amended and restated revolving credit facility (the “A&R Revolving Credit Facility”) with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders. The A&R Revolving Credit Facility amends and restates the Partnership’s five-year $360.0 million revolving credit facility entered into on May 14, 2014.

The A&R Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. The Partnership has the ability to increase the maximum amount of the A&R Revolving Credit Facility by an aggregate amount of up to $250.0 million, to a total facility size of $750.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The A&R Revolving Credit Facility includes a $75.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans. Obligations under the A&R Revolving Credit Facility are guaranteed by its restricted subsidiaries, and are secured by a first priority lien on the Partnership’s assets and those of the Partnership’s restricted subsidiaries. The maturity date of the A&R Revolving Credit Facility is July 30, 2023, but may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the A&R Revolving Credit Facility will bear interest either at Base Rate (as defined in the A&R Revolving Credit Facility) plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon the Partnership’s Consolidated Total Leverage Ratio, as defined in the A&R Revolving Credit Facility.

The agreement governing the A&R Revolving Credit Facility (the “Amended and Restated Revolving Credit Agreement”) contains affirmative and negative covenants customary for revolving credit facilities of this nature which, among other things, limit or restrict the Partnership’s ability and the ability of its restricted subsidiaries to incur or guarantee debt, incur liens, make investments, make restricted payments, amend material contracts, engage in certain business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets, enter into burdensome agreements, or enter into transactions with affiliates on terms which are not arm’s length.

Additionally, commencing with the Measurement Period (as defined in the Amended and Restated Revolving Credit Agreement) ending September 30, 2018, the Partnership will be required to maintain the following financial ratios, each as defined in the A&R Revolving Credit Agreement: (a) Consolidated Interest Coverage of at least 2.50 to 1.00, (b) Consolidated Total Leverage of not greater than 4.50 to 1.00 and (c) Consolidated Senior Secured Leverage of not greater than 3.50 to 1.00.

The agreements contain events of default customary for transactions of their nature, including, but not limited to (and subject to grace periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the A&R Revolving Credit Facility or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain changes in the Partnership’s ownership or the ownership or board composition of the General Partner and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against the Partnership and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this current report on Form 8-K is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the closing on July 31, 2018 of the previously announced acquisition of several development assets from subsidiaries of PBF Energy Company LLC, the Partnership issued to PBF Energy Company LLC 1,494,134 common units in reliance upon the exemption from the registration requirements of the Securities Act by Section 4(2) thereof.

Item 8.01	Other Events.

On July 30, 2018, the Partnership closed on the previously announced common unit offering entered into with certain funds managed by Tortoise Capital Advisors, L.L.C. of an aggregate of 1,775,750 common units representing limited partner interests in the Partnership for gross proceeds of approximately $35.0 million.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Revolving Credit Agreement, dated July 30, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PBF Logistics LP
	By:	PBF Logistics GP LLC, its general partner

Date: August 1, 2018		By:	/s/ Trecia M. Canty
Trecia M. Canty
Authorized Officer